Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE
Karen Fenwick	Kate Robertson	February 24, 2021
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Fourth Quarter and Full-Year 2020 Results;
Sees Further Demand Recovery as

Cost Savings Remain on Track

Fourth Quarter 2020 Highlights

•	Net loss attributable to Venator of $58 million compared to $174 million in the prior year period

•	Adjusted EBITDA of $25 million compared to $23 million in the prior year period

•	Net cash provided by operating activities was $34 million and free cash flow was $13 million

•	Loss per share of $0.54 and adjusted loss per share of $0.12

Full-Year 2020 Highlights

•	Net loss attributable to Venator of $112 million compared to $175 million in the prior year

•	Adjusted EBITDA of $136 million compared to $194 million in the prior year

•	Net cash provided by operating activities of $34 million and free cash outflow of $30 million

•	Loss per share of $1.05 and adjusted loss per share of $0.21

•	Delivered $57 million of adjusted EBITDA improvements as part of our business improvement programs and COVID response program in 2020

	Three months ended			Twelve months ended
	December 31,		September 30, 2020	December 31,
(In millions, except per share amounts)	2020	2019		2020	2019
Revenues	$476	$464	$474	$1,938	$2,130

Net loss attributable to Venator(a)	$(58)	$(174)	$(42)	$(112)	$(175)
Adjusted net (loss) income(2)(a)	$(13)	$(10)	$(18)	$(22)	$26
Adjusted EBITDA(1)(a)	$25	$23	$17	$136	$194

Diluted loss per share(a)	$(0.54)	$(1.63)	$(0.39)	$(1.05)	$(1.64)
Adjusted diluted (loss) earnings per share(1)(a)	$(0.12)	$(0.09)	$(0.17)	$(0.21)	$0.24

Net cash provided by operating activities	$34	$69	$20	$34	$33
Free cash flow(3)(b)	$13	$20	$24	$(30)	$(117)

(a) Includes an $11 million benefit in the twelve months ended December 31, 2019, due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities

(b) Does not include a $15 million benefit from monetizing cross-currency interest rate swaps in the twelve months ended December 31, 2019

See end of press release for numbered footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported fourth quarter 2020 results with revenues of $476 million, net loss attributable to Venator of $58 million, adjusted net loss of $13 million and adjusted EBITDA of $25 million.

Simon Turner, President and CEO of Venator, commented:

“2020 was an unprecedented year with unique challenges and I was very pleased with how well our associates and business responded. We successfully completed our 2019 business improvement program, introduced an additional savings program and delivered our temporary COVID savings. In total, we delivered $57 million of cost savings and closed the year with three consecutive quarters of positive free cash flow. Fourth quarter sales volumes for our TiO2 products continue to improve and have returned to pre-COVID levels within all business units of Performance Additives. Our Performance Additives business demonstrated particular resilience in 2020 as EBITDA improved by $8 million compared to the prior year.

“Although uncertainties regarding the COVID pandemic remain, TiO2 fundamentals are improving. Stronger demand for TiO2 is enabling higher selling prices as we seek to reclaim lost margin. We continue to exercise disciplined management over our cash uses as we seek to improve our long-term free cash flow profile. I am optimistic about Venator’s future prospects.”

Segment Analysis for 4Q20 Compared to 4Q19

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $348 million in the three months ended December 31, 2020, a decrease of $6 million, or 2%, compared to the same period in 2019. The decline was primarily due to a 3% decrease in the average TiO2 selling price and a 2% decrease in sales volumes partially offset by a 3% favorable impact of foreign currency translation, while mix and other was flat. Volumes were lower as a result of the hurricanes in North America impacting sales from our joint venture facility in Lake Charles, Louisiana.

Adjusted EBITDA for the Titanium Dioxide segment was $25 million in the three months ended December 31, 2020, a decrease of $5 million compared to the same period in 2019. The decline was primarily a result of higher ore costs and the impact of a non-recurring benefit in 2019 due to a change in plant utilization rates. This was partially offset by benefits from our business improvement programs and COVID response program.

Performance Additives

The Performance Additives segment generated revenues of $128 million in the three months ended December 31, 2020, an increase of $18 million, or 16%, compared to the same period in 2019. The increase was primarily due to a 7% increase in sales volumes, a 5% increase in average selling prices, a 3% favorable impact from foreign currency translation and a 1% favorable impact in mix and other. The increase in sales volumes was primarily a result of improved demand for products used in automotive, coatings, plastics and construction markets.

Adjusted EBITDA for the Performance Additives segment was $15 million in the three months ended December 31, 2020, an increase of $11 million compared to the same period in 2019. The increase was primarily due to increased sales and benefits from our business improvement programs.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $15 million, or $4 million higher for the three months ended December 31, 2020 compared to the same period in 2019. This is due to timing of employee benefit accruals. We expect Corporate and other to be approximately $45 million for the full year 2021.

Tax Items

We recorded an income tax expense of $9 million and $12 million for the three and twelve months ended December 31, 2020, respectively, compared to an income tax expense of $150 million and $150 million for the three and twelve months ended December 31, 2019, respectively. $157 million of tax expense was recognized in the fourth quarter of 2019 in connection with recognizing a full valuation allowance against certain net deferred tax assets. Our adjusted effective tax rate was unchanged at 35% for the full year 2020 and full year 2019.

Our income taxes are significantly affected by the mix of income and losses in tax jurisdictions and valuation allowances in certain jurisdictions in which we operate. In 2021, we expect to see an adjusted effective tax rate of approximately 35%. We continue to expect that our adjusted long-term effective tax rate will be approximately 15% to 20%.

Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents of $220 million compared with $55 million as of December 31, 2019. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an availability of $251 million as of December 31, 2020. As of December 31, 2020, net debt was $737 million compared to $695 million as of December 31, 2019.

Capital expenditures excluding cash paid for Pori rebuild totaled $13 million in the fourth quarter of 2020 and $67 million in the full year 2020. We expect capital expenditures in 2021 to total approximately $75 - 85 million.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full-year 2020 results on, Wednesday February 24, 2021 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

https://dpregister.com/sreg/10150553/dee106ae92

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning February 24, 2021 and ending March 3, 2021.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10150553

Upcoming Conferences

During the first quarter of 2021, a member of management is expected to present at the Alembic Global Advisors Deer Valley Chemical & Industrial Conference on February 26, at the J.P. Morgan Global High Yield & Leveraged Finance Conference on March 2 and at the Bank of America Merrill Lynch Global Agriculture and Materials Conference on March 3. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions, except per share amounts)	2020	2019	2020	2019
Revenues	$476	$464	$1,938	$2,130
Cost of goods sold	442	431	1,778	1,892
Operating expenses	49	42	170	192
Restructuring, impairment, and plant closing and transition costs	33	9	58	33
Operating (loss) income	(48)	(18)	(68)	13
Interest expense, net	(15)	(10)	(52)	(41)
Other income	15	5	27	8
Loss before income taxes	(48)	(23)	(93)	(20)
Income tax expense	(9)	(150)	(12)	(150)
Net loss	(57)	(173)	(105)	(170)
Net income attributable to noncontrolling interests	(1)	(1)	(7)	(5)
Net loss attributable to Venator	$(58)	$(174)	$(112)	$(175)

Adjusted EBITDA(1)	$25	$23	$136	$194
Adjusted net (loss) income(1)	$(13)	$(10)	$(22)	$26

Basic & diluted loss per share	$(0.54)	$(1.63)	$(1.05)	$(1.64)
Adjusted basic & diluted (loss) earnings per share(1)	$(0.12)	$(0.09)	$(0.21)	$0.24

Ordinary share information:
Basic & diluted shares outstanding	106.7	106.6	106.7	106.5

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
(In millions)	2020	2019	(Worse)	2020	2019	(Worse)
Segment Revenues:
Titanium Dioxide	$348	$354	(2)%	$1,431	$1,614	(11)%
Performance Additives	128	110	16%	507	516	(2)%
Total	$476	$464	3%	$1,938	$2,130	(9)%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$25	$30	(17)%	$127	$197	(36)%
Performance Additives	15	4	275%	55	47	17%
Corporate and other	(15)	(11)	(36)%	(46)	(50)	8%
Total	$25	$23	9%	$136	$194	(30)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(3)%	3%	—%	(2)%	(2)%
Performance Additives	5%	3%	1%	7%	16%
Total Company	(1)%	3%	1%	—%	3%

	Twelve months ended
	December 31, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(2)%	—%	—%	(9)%	(11)%
Performance Additives	3%	—%	—%	(5)%	(2)%
Total Company	(1)%	—%	—%	(8)%	(9)%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials
(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share
	Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net loss	$(57)	$(173)	$(57)	$(173)	$(0.53)	$(1.62)
Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)	(0.01)	(0.01)
Net loss attributable to Venator	(58)	(174)	(58)	(174)	(0.54)	(1.63)
Interest expense, net	15	10
Income tax expense	9	150
Depreciation and amortization	29	28
Business acquisition and integration credits	—	(4)	—	(4)	—	(0.04)
Separation gain	(10)	(3)	(10)	(3)	(0.09)	(0.03)
Gain on disposition of businesses/assets	(1)	—	(1)	—	(0.01)	—
Certain legal expenses/settlements	3	1	3	1	0.03	0.01
Amortization of pension and postretirement actuarial losses	3	3	3	3	0.03	0.03
Net plant incident costs	2	3	2	3	0.02	0.03
Restructuring, impairment, plant closing and transition costs	33	9	33	9	0.31	0.08
Income tax adjustments(2)	—	—	15	155	0.14	1.46
Adjusted(1)	$25	$23	$(13)	$(10)	$(0.12)	$(0.09)

Adjusted income tax expense(2)			$(6)	$(5)
Net income attributable to noncontrolling interests, net of tax			1	1
Adjusted pre-tax loss(1)			$(18)	$(14)
Adjusted effective tax rate			35%	35%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share
	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,
(In millions, except per share amounts)	2020	2020	2020
Net loss	$(39)	$(39)	$(0.36)
Net income attributable to noncontrolling interests	(3)	(3)	(0.03)
Net loss attributable to Venator	(42)	(42)	(0.39)
Interest expense, net	15
Income tax expense	3
Depreciation and amortization	29
Business acquisition and integration expenses	—	—	—
Gain on disposition of businesses/ assets	(6)	(6)	(0.06)
Certain legal expenses/settlements	—	—	—
Amortization of pension and postretirement actuarial losses	3	3	0.03
Net plant incident costs	2	2	0.02
Restructuring, impairment, plant closing and transition costs	13	13	0.12
Income tax adjustments(2)	—	12	0.11
Adjusted(1)	$17	$(18)	$(0.17)

Adjusted income tax expense(2)		$(9)
Net income attributable to noncontrolling interests, net of tax		3
Adjusted pre-tax loss(1)		$(24)
Adjusted effective tax rate		35%

8

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share
	Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net loss	$(105)	$(170)	$(105)	$(170)	$(0.98)	$(1.60)
Net income attributable to noncontrolling interests	(7)	(5)	(7)	(5)	(0.07)	(0.04)
Net loss attributable to Venator	(112)	(175)	(112)	(175)	(1.05)	(1.64)
Interest expense, net	52	41
Income tax expense	12	150
Depreciation and amortization	114	110
Business acquisition and integration expenses (credits)	1	(1)	1	(1)	0.01	(0.01)
Separation gain	(10)	(3)	(10)	(3)	(0.09)	(0.03)
(Gain) loss on disposition of businesses/assets	(5)	1	(5)	1	(0.05)	0.01
Certain legal expenses/settlements	6	4	6	4	0.06	0.04
Amortization of pension and postretirement actuarial losses	13	14	13	14	0.12	0.13
Net plant incident costs	7	20	7	20	0.07	0.19
Restructuring, impairment, plant closing and transition costs	58	33	58	33	0.54	0.31
Income tax adjustments(2)	—	—	20	133	0.19	1.24
Adjusted(1)	$136	$194	$(22)	$26	$(0.21)	$0.24

Adjusted income tax expense(2)			$(8)	$17
Net income attributable to noncontrolling interests, net of tax			7	5
Adjusted pre-tax loss(1)			$(23)	$48
Adjusted effective tax rate			35%	35%

See end of press release for footnote explanations

9

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
(In millions)	2020	2020	2019
Cash	$220	$208	$55
Accounts and notes receivable, net	324	306	321
Inventories	440	438	513
Prepaid and other current assets	73	77	88
Property, plant and equipment, net	947	940	989
Other assets	353	331	299
Total assets	$2,357	$2,300	$2,265

Accounts payable	$262	$215	$351
Other current liabilities	126	107	124
Current portion of debt	7	7	13
Long-term debt	950	950	737
Non-current payable to affiliates	17	30	30
Other liabilities	371	328	337
Total equity	624	663	673
Total liabilities and equity	$2,357	$2,300	$2,265

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
(In millions)	2020	2020	2019
Debt:
Term Loan Facility	$359	$359	$361
Senior Secured Notes	215	215	—
Senior Unsecured Notes	372	371	371
Other debt	11	12	18
Total debt - excluding affiliates	$957	$957	$750
Total cash	220	208	55
Net debt - excluding affiliates	$737	$749	$695

10

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2020	2019	2020	2019
Total cash at beginning of period	$208	$40	$55	$165
Net cash provided by operating activities	34	69	34	33
Net cash used in investing activities	(21)	(49)	(64)	(150)
Net cash (used in) provided by financing activities	(3)	(6)	192	7
Effect of exchange rate changes on cash	2	1	3	—
Total cash at end of period	$220	$55	$220	$55
Supplemental cash flow information:
Cash paid for interest	$(4)	$—	$(39)	$(41)
Cash paid for income taxes	(3)	(4)	(3)	(8)
Capital expenditures	(15)	(42)	(69)	(152)
Depreciation and amortization	29	28	114	110

Changes in primary working capital:
Accounts and notes receivable	(6)	50	14	22
Inventories	15	(6)	102	21
Accounts payable	36	43	(77)	(29)
Total cash provided by primary working capital	$45	$87	$39	$14

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2020	2019	2020	2019
Free cash flow(3):
Net cash provided by operating activities	$34	$69	$34	$33
Capital expenditures	(15)	(42)	(69)	(152)
Other investing activities	(6)	(7)	5	2
Total free cash flow(3)	$13	$20	$(30)	$(117)
Adjusted EBITDA	$25	$23	$136	$194
Capital expenditures excluding cash paid for Pori rebuild	(13)	(42)	(67)	(115)
Cash paid for interest	(4)	—	(39)	(41)
Cash paid for income taxes	(3)	(4)	(3)	(8)
Primary working capital change	45	87	39	14
Restructuring	(3)	(4)	(10)	(26)
Pension & other	(29)	(31)	(78)	(71)
Net cash flows associated with Pori	(5)	(9)	(8)	(64)
Total free cash flow(3)	$13	$20	$(30)	$(117)

See end of press release for numbered footnote explanations

Footnotes

(1)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expense/credits; (b) separation gain/expense; (c) loss/gain on disposition of businesses/assets; (d) certain legal expenses/settlements; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income/loss attributable to Venator Materials PLC ordinary shareholders is computed by eliminating the after-tax amounts related to the following from net income/loss attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/ credits; (b) separation gain/ expense; (c) loss/gain on disposition of businesses/assets; (d) certain legal expenses/ settlements; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(2)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(3)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 3,700 associates and sells its products in more than 120 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer business from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, the impacts of increasing climate change regulations, geopolitical events, cyberattacks and public health crises.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s filings with the US Securities and Exchange Commission, including Venator's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.